Exhibit 99.2

WINDFIELD HOLDINGS PTY LTD
ABN: 60 160 456 164

Annual Report
31 December 2019

Expressed in thousands of Australian dollars (A$000) unless otherwise stated

Consolidated statements of profit or loss and other comprehensive income For the year ended 31 December

		2019	2018
	Note	A$'000	A$'000

Sales revenue		746,584	586,325
Cost of sales	4(a)	(234,466)	(187,109)
Other income		2,267	5,014
General and administration expenses		(8,417)	(10,172)
Operating profit		505,968	394,059

Impairment provision of equity investment in joint venture	4(b)	(15,022)	-

Financial income		3,396	8,093
Financial expenses		(15,285)	(36,053)
Net finance expense	4(c)	(11,889)	(27,960)

Profit before income tax		479,057	366,099

Income tax expense	5	(200,131)	(109,878)

Profit for the year		278,926	256,221

Other comprehensive loss
Items that may be reclassified subsequently to profit or loss
Foreign currency translation differences		(1,768)	(628)
Other comprehensive loss for the year		(1,768)	(628)

Total comprehensive income for the year		277,158	255,593

The above consolidated statements of profit or loss and other comprehensive income should be read in conjunction with the accompanying notes.

2 | Page

Consolidated statements of financial position As at 31 December

		2019	2018
	Note	A$'000	A$'000

ASSETS
Current assets
Cash and cash equivalents	6	95,849	77,135
Trade and other receivables	7	174,764	184,774
Inventories	8	71,823	31,836
Total current assets		342,436	293,745

Non-current assets
Property, plant and equipment	9	1,440,473	1,056,674
Exploration and evaluation assets	10	7,436	-
Intangible assets	11	1,734	1,903
Equity accounted investment	12	13,300	29,791
Total non-current assets		1,462,943	1,088,368

Total assets		1,805,379	1,382,113

LIABILITIES
Current liabilities
Trade and other payables	14	75,481	71,246
Interest-bearing liabilities	16	1,258	610
Tax payable		68,926	39,955
Provisions	17	5,184	4,335
Other liabilities	15	164	-
Total current liabilities		151,013	116,146

Non-current liabilities
Interest-bearing liabilities	16	577,389	346,463
Provisions	17	50,718	33,298
Deferred tax liabilities	13	81,828	63,703
Other liabilities	15	3,281	-
Total non-current liabilities		713,216	443,464

Total liabilities		864,229	559,610

Net assets		941,150	822,503

EQUITY
Share capital	18	433,167	433,167
Reserves		(1,535)	233
Retained earnings		509,518	389,103
Total equity		941,150	822,503

The above consolidated statements of financial position should be read in conjunction with the accompanying notes.

3 | Page

Consolidated statements of changes in equity For the year ended 31 December

		Share	Translation	Retained	Total
		capital	reserve	earnings	equity
	Note	A$'000	A$'000	A$'000	A$'000

Balance as at 1 January 2019		433,167	233	389,103	822,503
Total comprehensive income/(expense) for the year
Profit for the year		-	-	278,926	278,926
Foreign currency translation		-	(1,768)	-	(1,768)
Total comprehensive income/(expense) for the year		-	(1,768)	278,926	277,158
Transactions with equity holders
Dividend	18	-	-	(158,511)	(158,511)
Total transactions with equity holders		-	-	(158,511)	(158,511)
Balance as at 31 December 2019		433,167	(1,535)	509,518	941,150

Balance as at 1 January 2018		433,167	861	243,436	677,464
Total comprehensive income/(expense) for the year
Profit for the year		-	-	256,221	256,221
Foreign currency translation		-	(628)	-	(628)
Total comprehensive income/(expense) for the year		-	(628)	256,221	255,593
Transactions with equity holders
Dividend	18	-	-	(110,554)	(110,554)
Total transactions with equity holders		-	-	(110,554)	(110,554)
Balance as at 31 December 2018		433,167	233	389,103	822,503

The above consolidated statements of changes in equity should be read in conjunction with the accompanying notes.

4 | Page

Consolidated cash flow statements For the year ended 31 December

		2019	2018
	Note	A$'000	A$'000

Cash flows from operating activities
Cash receipts from customers		753,726	562,586
Cash paid to suppliers and employees		(249,664)	(173,560)
Interest paid		(11,606)	(14,379)
Interest received		1,118	3,103
Other income		2,990	4,565
Tax paid		(153,036)	(100,418)
Net cash inflow from operating activities		343,528	281,897

Cash flows from investing activities
Proceeds from sale of property, plant and equipment		10	313
Payments for property, plant and equipment		(372,968)	(294,636)
Interest paid during development		(7,537)	(5,966)
Payments for intangibles		(139)	(577)
Payments for exploration expenditure		(6,417)	(380)
Net cash outflow from investing activities		(387,051)	(301,246)

Cash flows from financing activities
Payment of dividend		(158,511)	(110,554)
Proceeds from borrowings		324,676	103,184
Payment of borrowing costs		(12,984)	-
Repayment of borrowings		(88,993)	(80,922)
Payments for lease liabilities (2018: payments for finance lease liabilities)		(615)	(276)
Net cash inflow/(outflow) from financing activities		63,573	(88,568)

Net increase/(decrease) in cash and cash equivalents		20,050	(107,917)

Cash and cash equivalents at beginning of the year		77,135	181,201
Effects of exchange rate fluctuation on cash held		(1,336)	3,851
Cash and cash equivalents at 31 December		95,849	77,135

The above consolidated cash flow statements should be read in conjunction with the accompanying notes.

5 | Page

Notes to the consolidated financial statements

1	Reporting Entity
Windfield Holdings Pty Ltd (the “Company” or “Windfield”) is a for-profit company domiciled in Australia. The address of the Company’s registered office is Level 15, 216 St Georges Terrace, Perth, Western Australia 6000.
The consolidated financial report of the Company as at and for the year ended 31 December 2019 comprises the Company and its subsidiaries (together referred to as the “Group”) and the Group’s interests in jointly controlled entities. The Group is primarily involved in the mining, development and exploration of mineral properties in Australia and exploration of mineral properties in Chile.

2	Basis of preparation

(a)	Statements of compliance
The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).
The consolidated financial statements were authorised for issue by the Board of Directors on 9 April 2020.
Details of the Group’s accounting policies, including changes during the period, are included in Note 25 & 26.

(b)	Basis of measurement
The consolidated financial statements have been prepared on a historical cost basis.

(c)	Functional and presentation currency
Items included in the financial statements of the Group are measured using the currency of the primary economic environment in which the entity operates ("the functional currency"). The functional currency of the Australian operations is Australian dollars (“A$” or “AUD”). The functional currency of the Chilean operations is Chilean Pesos (“CLP”). The consolidated financial statements are presented in A$.

(d)	Use of estimates and judgements
In preparing these consolidated financial statements, management has made judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimates are revised and in any future periods affected.
The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in Note 27.

6 | Page

Notes to the consolidated financial statements

3	Segment Reporting

(a)	Reportable segments
The Company operates in the lithium exploration and production operating segment within the following geographical segments:
Australia
The Group maintains a registered office in Perth and operates the Greenbushes lithium mine.
Chile
The Group conducts exploration of its project in Chile via its equity accounted joint venture (refer to Note 12).

(b)	Information about reportable segments
Segment profit or loss for the year ended 31 December and assets and liabilities at 31 December were as follows:

	2019	2018
	A$’000	A$’000
Profit or loss
Australia	494,079	366,099
Chile	(15,022)	-
Consolidated profit before tax	479,057	366,099

Assets
Australia	1,791,474	1,351,501
Chile	13,905	30,612
Consolidated total assets	1,805,379	1,382,113

Liabilities
Australia	864,155	559,563
Chile	74	47
Consolidated total liabilities	864,229	559,610

The Chilean operation did not earn revenue during the year ended 31 December 2019 or the year ended 31 December 2018. An impairment loss in relation to the Chilean operation was recognised (refer Note 12) during the year ended 31 December 2019.

(c)	Capital expenditure
During the year ended 31 December 2019, capital expenditure in relation to Australian operations totaled $394.375 million (2018: $322.504 million) while capital expenditure in relation to Chilean operations totaled $0.270 million (2018: $0.380 million).

(d)	Major customers
Revenues from transactions with 2 single customers each amounted to more than 10 per cent of the entity’s revenues. Revenues from the 2 major customers represented $474.227 million (2018: $290.689 million) and $272.250 million (2018: $295.485 million) of the Group’s total revenues, respectively.

7 | Page

Notes to the consolidated financial statements

4	Income and expense

(a)	Cost of sales

	2019	2018
	A$'000	A$'000

Materials and services	144,200	104,154
Royalty costs	41,858	29,479
Employee costs	33,639	24,053
Depreciation and amortisation	26,072	18,812
Changes in inventory	(29,951)	(7,766)
Other operating expenses	18,648	18,377
Cost of sales	234,466	187,109

(b)	Impairment provision

	Note	2019	2018
		A$'000	A$'000

Impairment of equity accounted investment in joint venture	12	15,022	-
Impairment provision		15,022	-

(c)	Finance income and expense

	2019	2018
	A$'000	A$'000

Interest income	809	3,848
Realised foreign exchange gain	-	4,245
Unrealised foreign exchange gain	2,587	-
Finance income	3,396	8,093

Interest expense on financial liabilities measured at amortised cost	(12,949)	(8,984)
Unwind of discount on rehabilitation provision	(682)	(717)
Realised foreign exchange loss	(1,654)	-
Unrealised foreign exchange loss	-	(26,352)
Finance expense	(15,285)	(36,053)

Net finance expense	(11,889)	(27,960)

5	Income tax
(a)    Income tax expense

	Note	2019	2018
		A$'000	A$'000

Current tax expense		130,995	106,620
Changes in estimates related to prior years		(172)	-
Additional income tax expense due to an Advanced Pricing Arrangement	(i)	52,047	-
Deferred tax expense relating to the origination and reversal of temporary differences		17,261	3,258
Total income tax expense in profit or loss		200,131	109,878

8 | Page

Notes to the consolidated financial statements

(i)	Advanced Pricing Arrangement
On 13 December 2019, the Company entered into an Advanced Pricing Arrangement (“APA”) with the Australian Taxation Office (“ATO”). The APA applies to the pricing of all related party sales from 1 January 2017 to 31 December 2019. The ATO also reviewed the pricing of related party sales in 2015 and 2016. Following negotiations in relation to the APA and prior year review period, an additional income tax expense totaling $52.047M has been recognised during the year.

(b)	Income tax recognised in other comprehensive income

	2019			2018
		Tax	Net of		Tax	Net of
	Before tax	expense	tax	Before tax	expense	tax

Foreign currency translation differences for foreign operations	(1,768)	-	(1,768)	(628)	-	(628)

(c)	Reconciliation of income tax expense to prima facie tax payable

	2019	2018
	A$'000	A$'000

Profit before tax	479,057	366,099

Income tax expense using the domestic corporation tax rate of 30%	143,717	109,830

Increase in income tax expense due to:
Impairment of equity accounted investment in joint venture	4,507	-
Other non-deductible items	32	48
Changes in estimates related to prior years	(172)	-
Additional income tax expense due to an Advanced Pricing Arrangement	52,047	-
Income tax expense on profit before tax	200,131	109,878

6	Cash and cash equivalents

		2019	2018
	Note	A$’000	A$’000

Bank balances		95,849	31,826
Term deposits	(i)	-	45,309
		95,849	77,135

(i)	Included in term deposits are deposits that have an original maturity date of longer than 3 months but less than 6 months.

7	Trade and other receivables

	2019	2018
	A$'000	A$'000

Current
Trade receivables	162,046	168,953
Other receivables	11,712	15,202
Prepayments	1,006	619
	174,764	184,774

9 | Page

Notes to the consolidated financial statements

The Group’s exposure to credit risk is disclosed in Note 21.

8	Inventories

	2019	2018
	A$'000	A$'000

Current
Consumable stores – at cost	16,297	6,260
Work in progress – at cost	38,629	14,288
Finished goods – at cost	16,897	11,288
	71,823	31,836
9Property, plant and equipment

	Land and	Plant and	Mine properties and	Capital works in
	buildings	equipment	development	progress	Total
	A$'000	A$'000	A$'000	A$'000	A$'000

Year ended 31 December 2019
Opening carrying value	8,434	110,268	554,593	383,379	1,056,674
Additions	-	-	6,629	376,619	383,248
Deferred waste mining costs	-	-	5,090	-	5,090
Disposals – cost	-	(42)	-	-	(42)
Initial recognition of right-of-use asset on initial application of IFRS 16 (Note 25)	-	6,947	-	-	6,947
Disposals – accumulated depreciation	-	20	-	-	20
Depreciation/amortisation expense	(3,679)	(9,224)	(13,334)	-	(26,237)
Increase in rehabilitation asset	-	-	14,773	-	14,773
Transfers/reclassifications	258,096	269,929	(1,537)	(526,488)	-
Closing carrying value	262,851	377,898	566,214	233,510	1,440,473

At 31 December 2019
Cost	268,099	421,273	630,752	233,510	1,553,634
Accumulated depreciation/amortisation	(5,248)	(43,375)	(64,538)	-	(113,161)
Transfers/reclassifications	-	-	-	-	-
Net carrying value	262,851	377,898	566,214	233,510	1,440,473

Year ended 31 December 2018
Opening carrying value	8,633	96,281	540,427	106,225	751,566
Additions	-	-	19,584	298,346	317,930
Deferred waste mining costs	-	-	4,387	-	4,387
Disposals – cost	-	(956)	-	-	(956)
Disposals – accumulated depreciation	-	677	-	-	677
Depreciation/amortisation expense	(299)	(6,826)	(11,955)	-	(19,080)
Increase in rehabilitation asset	-	-	2,150	-	2,150
Transfers/reclassifications	100	21,092	-	(21,192)	-
Closing carrying value	8,434	110,268	554,593	383,379	1,056,674

At 31 December 2018
Cost	10,004	144,439	605,798	383,379	1,143,620
Accumulated depreciation/amortisation	(1,570)	(34,171)	(51,205)	-	(86,946)
Net carrying value	8,434	110,268	554,593	383,379	1,056,674

10 | Page

Notes to the consolidated financial statements

(i)	Leased plant and machinery
The Group leases plant and machinery under a number of lease agreements. At 31 December 2019, the net carrying amount of leased plant and machinery was $2.846 million (2018: $2.147 million).

(ii)	Security
As per Note 16, assets with a carrying amount of $2.846 million (2018: $2.147 million) have been pledged as security for lease finance provided to the Group. All other Australian plant and machinery with a carrying amount of $1.438 billion (2018: $1.055 billion) have been pledged as security for the Group’s corporate revolving facility disclosed in Note 16.

(iii)	Property, plant and equipment under construction
During 2019, the Company completed construction of CGP2. Borrowing costs of $18.688 million relating to the Company’s revolving corporate loan facility (refer Note 16) have been capitalised throughout the construction of CGP2. Commercial production from CGP2 was declared on 1 October 2019, with CGP2 considered to be in a commissioning and ramp up phase until that date.

10	Exploration and evaluation assets

Exploration
A$'000

Year ended 31 December 2019
Opening carrying value	-
Additions	7,436
Closing carrying value	7,436

At 31 December 2019
Cost	7,436
Net carrying value	7,436

11	Intangible assets

Software
A$'000

Year ended 31 December 2019
Opening carrying value	1,903
Additions	139
Accumulated amortisation	(308)
Closing carrying value	1,734

At 31 December 2019
Cost	3,213
Accumulated amortisation	(1,479)
Net carrying value	1,734

Year ended 31 December 2018
Opening carrying value	1,708
Additions	462
Accumulated amortisation	(267)
Closing carrying value	1,903

11 | Page

Notes to the consolidated financial statements

At 31 December 2018
Cost	3,074
Accumulated amortisation	(1,171)
Net carrying value	1,903

12	Equity accounted investment in joint venture
The Group has a 50% interest in Salares de Atacama Sociedad Contractual Minera (“SALA”), a company that holds a group of concessions in Region III, Chile. SALA has no liabilities and its only significant asset, after fair value adjustments, is an exploration and evaluation asset. The parties to the joint venture equally bear the costs of maintaining the concessions SALA holds. The Group considers that it has joint control of SALA and that SALA is a joint venture under IFRS 11 Joint Arrangements. The Group’s investment in SALA is measured using the equity method.
The movement in the equity accounted investment is attributable to the following:

	2019	2018
	A$'000	A$'000

Balance at the beginning of the year	29,791	30,020
Exploration expenditure incurred during the period	270	380
Effect of movements in foreign exchange	(1,739)	(609)
Impairment of equity accounted investment in joint venture	(15,022)	-
Carrying amount at end of the year	13,300	29,791
The company performed an annual assessment of impairment indicators in relation to the Salares 7 Project held by SALA and concluded that indicators of impairment were present at 31 December 2019. An independent valuation of the Salares 7 Project was obtained to assess the fair value less costs of disposal and based on this valuation an impairment loss was recognised during the year ended 31 December 2019 to reduce the carrying amount of the Company’s interest in SALA to an amount equivalent to its recoverable amount.

13	Deferred tax assets / (liabilities)

(a)	Recognised deferred tax assets and liabilities
Deferred tax assets and liabilities are attributable to the following:

	2019	2018
	A$'000	A$'000

Trade and other receivables	1,097	(977)
Inventories	(4,889)	(1,878)
Property, plant and equipment	(100,865)	(77,942)
Intangibles	(353)	(386)
Trade and other payables	122	95
Interest-bearing liabilities	5,246	6,085
Provisions	16,780	11,300
Deferred income	1,034	-
Net deferred tax asset (liability)	(81,828)	(63,703)

12 | Page

Notes to the consolidated financial statements

14	Trade and other payables

	2019	2018
	A$'000	A$'000

Trade payables	34,967	48,869
Accrued capital expenses	20,332	2,499
Accrued royalty expenses	14,044	15,700
Other accrued expenses	6,138	4,178
	75,481	71,246
The Group’s exposure to liquidity risk related to trade and other payables is disclosed in Note 21.

15	Other liabilities

	2019	2018
	A$’000	A$’000

Current
Deferred revenue	164	-
Other liabilities	164	-

Non-current
Deferred revenue	3,281	-
Other liabilities	3,281	-

16	Interest-bearing liabilities

		2019	2018
	Note	A$'000	A$'000

Current
Lease liabilities	(i)	1,258	610

Non-current
Lease liabilities	(i)	7,861	1,371
Revolving corporate loan	(ii)	585,213	351,374
Deferred debt issuance costs		(15,685)	(6,282)
		577,389	346,463
The Group’s exposure to interest rate and liquidity risk relating to interest bearing liabilities is disclosed in Note 21.

(i)	Lease liabilities
The Group’s lease liabilities are secured by leased assets with a carrying value of $2.846 million (2018: $2.147 million), and in the event of default, the relevant leased assets revert to the lessor.

(ii)	Revolving corporate loan
The Company increased its existing revolving corporate loan facility on 21 June 2019. At 31 December 2019, US$478.000 million (A$682.273 million) of the facility was available and US$410.000 million (A$585.213 million) of the facility was drawn.
The key terms and conditions are as follows:-

a.	Subject to certain milestones being achieved, the facility will increase to a total of US$770 million and is repayable in US dollars.

b.	The facility is provided by a syndicate of commercial banks.

c.	A commercial rate of interest applies to the facility.

13 | Page

Notes to the consolidated financial statements

d.	Loan covenants typical of this type of facility apply.

e.	The facility expires on 21 June 2023.

f.
The facility calls for reduction instalments of US$39 million on 31 December 2021, US$38 million on 31 March 2022, US$38 million on 30 June 2022, US$38 million on 30 September 2022, US$39 million on 31 December 2022, US$38 million on 31 March 2023 and a final payment of US$540 million on expiry.

g.	The facility is fully secured over the Australian assets of the Group.

(iii)	Bank guarantees
HSBC has issued unsecured bank guarantees on the Group’s behalf totaling $0.761 million (2018: $0.693 million) in respect of certain supplier requirements.

17	Provisions

	2019	2018
Note	A$'000	A$'000

Current
Employee entitlements	5,184	4,335

Non-current
Employee entitlements	5,919	5,555
Rehabilitation (i)	44,799	27,743
	50,718	33,298

(i) Rehabilitation The movements in the rehabilitation provision are set out below:
	2019	2018
	A$'000	A$'000
Non-current
Carrying value at start of the period	27,743	24,877
Addition/(reduction) in provision	16,374	2,150
Rehabilitation and restoration accretion expense	682	716
Carrying value at 31 December	44,799	27,743

The rehabilitation provision is an estimate of the value of future costs for dismantling and removing items from, and restoring and rehabilitating, the Greenbushes mine site.

18	Share capital and reserves

(a)	Movements in share capital

		Number of	Total
Date	Description	shares	A$'000

1 Jan 2018	Opening balance	835,382,513	433,167
31 Dec 2018	Closing balance	835,382,513	433,167

1 Jan 2019	Opening balance	835,382,513	433,167
31 Dec 2019	Closing balance	835,382,513	433,167
Ordinary shares have no par value and are fully paid ordinary shares. They entitle the holder to participate in dividends and the proceeds on winding up of the Company in proportion to the number of and amounts paid on the shares held and to one vote per share at general meetings of the Company.

14 | Page

Notes to the consolidated financial statements

(b)	Dividends
On 24 June 2019, a fully franked divided of $144.238 million (US$100.000 million) in total ($0.1727 per share) was declared and paid to shareholders and on 31 December 2019, a fully franked divided of $14.273 million (US$10.000 million) in total ($0.0171 per share) was declared and paid to shareholders (2018: on 8 March a fully franked divided of $66.632 million (US$52.000 million) in total ($0.0798 per share) was paid and on 31 December 2018, a fully franked divided of $43.922 million (US$31.000 million) in total ($0.0526 per share) was paid).

(c)	Translation reserve
The translation reserve comprises all foreign currency differences arising from the translation of the financial statements of foreign operations.

19	Related parties

(a)	Remuneration of Directors and Key Management Personnel
Director and key management personnel compensation comprised the following:

	2019	2018
	A$'000	A$'000

Short-term employee benefits	1,821	1,888
Post-employment benefits	124	122
Other long-term employee benefits	608	363
	2,553	2,373

(b)	Other related party transactions
During the year ended 31 December 2019, the Company recognised revenue of $474.227 million (2018: $290.689 million) from the sale of goods to its shareholder, Tianqi UK Limited and its related entities. At 31 December 2019, $121.439 million (2018: $84.944 million) was owed by Tianqi UK Limited and its related entities to the Company.
During the year ended 31 December 2019, the Company recognised revenue of $272.250 million (2018: $295.485 million) from the sale of goods to its other shareholder, RT Lithium Limited and its related entities. At 31 December 2019, $47.875 million (2018: $91.977 million) was owed by RT Lithium Limited and its related entities to the Company.
All transactions with related parties are priced on an arm’s length basis and are to be settled within 90 days (2018: 90 days) of the date of the transaction. No expense has been recognised for bad or doubtful debts in respect of amounts owed by related parties.

20	Financial risk management
The Group has exposure to the following risks from its use of financial instruments:

•	credit risk

•	liquidity risk

•	market risk
This note presents information about the Group’s exposure to each of the above risks, their objectives, policies and processes for measuring and managing risk, and the management of capital. Further quantitative disclosures are included throughout this financial report.
The Board of Directors of the Company has overall responsibility for the establishment and oversight of the risk management framework and for developing and monitoring risk management policies.
The Group’s risk management policies are established to identify and analyse the risks faced by the Group, to set appropriate risk limits and controls, and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Group’s activities.

15 | Page

Notes to the consolidated financial statements

(a)	Credit risk
Credit risk is the risk of financial loss if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Group’s cash on deposit with financial institutions and receivables from customers.

(i)	Cash and cash equivalents
The Group places cash on deposit with recognised financial institutions in order to reduce the risk of default. As the institutions have a Moody’s rating of P-1, the credit risk of default of the counterparties is considered low.

(ii)	Trade and other receivables
The Group’s exposure to credit risk is influenced mainly by the individual characteristics of each customer and the country in which customers operate. A significant proportion of the Group’s revenue is attributable to: sales transactions with two related party customers; and sales transactions with customers in China.

(b)	Liquidity risk
Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. The Group’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation.

(c)	Market risk
Market risk is the risk that changes in market prices, such as foreign exchange rates and interest rates will affect the Group’s income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimising returns.

(i)	Currency risk
The Group is exposed to currency risk on sales, purchases, interest and loan repayments which are denominated in US Dollars (“USD”), whilst its functional currency is AUD.
The Group considers its USD purchases, interest and loan repayments as providing a natural hedge of between 10% and 20% of its USD sales.

(ii)	Interest rate risk
A variable rate of interest is charged on the Group’s revolving corporate loan facility. The Group does not enter into contracts to mitigate the interest rate risk.

(iii)	Other market price risk
The Group does not enter into contracts to mitigate commodity price risk other than to meet its expected usage requirements.

(d)	Capital management
The Board’s policy in managing capital is to ensure that the Group continues as a going concern, and that its capital base is sufficiently strong so as to maintain investor, creditor and market confidence and to sustain future development of the business.
The capital base is considered to include the total equity plus borrowings of the Group, which at 31 December 2019 was A$1,519.797 million (2018: A$1,169.575 million). In determining the funding mix of debt and equity (total borrowings:total equity), consideration is given to the relative impact of the gearing ratio on: the ability of the Group to service loan interest and repayment schedules; lending facility compliance ratios; and the ability of the Group to generate adequate free cash for corporate, expansion and exploration activities.
As set out in Note 18, on 24 June 2019 and 31 December 2019, the Group paid fully franked dividends of $144.238 million ($0.1727 per share) and $14.273 million ($0.0171 per share), respectively (2018: on 8 March and 31 December $66.632 million ($0.0798 per share) and $43.922 million ($0.0526 per share) was paid). The payment of dividends is at the discretion of the Board of Directors.

16 | Page

Notes to the consolidated financial statements

21	Financial Instruments

(a)	Credit risk exposures
Credit risk represents the loss that would be recognised if a customer or counterparty fails to meet their contracted obligations.

(i)	Profile
The carrying amount of the Group’s financial assets represents the maximum credit exposure. The Group’s maximum exposure to credit risk at the reporting date was:

		2019	2018
	Note	A$'000	A$'000

Financial assets
Cash and cash equivalents	6	95,849	77,135
Trade and other receivables	7	173,758	184,155
		269,607	261,290

No provision for impairment is recognised at 31 December 2019 (2018: nil) on the basis that all trade and other receivables are considered recoverable at the amounts stated.

(ii)	Trade receivables by geographic region
The Group’s maximum exposure to credit risk for trade and other receivables at the reporting date by geographic region was:

	2019	2018
	A$'000	A$'000

China (including Hong Kong)	119,578	84,944
Europe	31,874	52,745
America	16,178	39,632
Australia	7,009	7,403
Other regions	125	50
	174,764	184,774

At 31 December, the ageing of trade and other receivables was as follows. No receivables were considered impaired.

	2019	2018
	A$'000	A$'000

Neither past due or impaired	172,938	183,218
Past due 1-90 days but not impaired	1,826	1,556
	174,764	184,774

17 | Page

Notes to the consolidated financial statements

(b)	Liquidity risk exposures
The following are the contractual maturities of financial liabilities, including estimated interest payments and excluding the impact of netting agreements:

	Carrying	Contractual	6mths	6-12	1-2	2-5	5+
	amount	cash flows	or less	months	years	years	years
	A$'000	A$'000	A$'000	A$'000	A$'000	A$'000	A$'000
2019
Trade and other payables	75,481	75,481	75,481	-	-	-	-
Lease liabilities	9,120	12,150	812	786	1,486	2,621	6,445
Revolving corporate loan	585,213	665,935	10,960	12,014	24,027	618,934	-
	669,814	753,566	87,253	12,800	25,513	621,555	6,445

2018
Trade and other payables	71,246	71,246	71,246	-	-	-	-
Lease liabilities	1,980	2,135	344	344	661	786	-
Revolving corporate loan	351,374	393,951	7,990	7,934	15,582	362,445	-
	424,600	467,332	79,580	8,278	16,243	363,231	-

(c)	Interest rate risk exposures

(i)	Profile
At the reporting date the interest rate profile of the Group’s interest-bearing financial instruments was:

	2019	2018
	A$'000	A$'000

Fixed rate instruments
Financial assets	-	45,309
Financial liabilities	(2,361)	(1,980)
	(2,361)	43,329
Variable rate instruments
Financial assets	95,847	31,826
Financial liabilities	(585,213)	(351,374)
	(489,366)	(319,548)

(ii)	Cash flow sensitivity analysis for variable rate instruments
An increase/decrease of 100 basis points in interest rates at the reporting date would have decreased/increased profit and loss after tax for the reporting period by $3.426 million (2018: decreased/increased $2.237 million). This analysis assumes that all other variables remain constant.

(iii)	Fair value sensitivity analysis for fixed rate instruments
The Group does not account for any fixed rate financial assets and liabilities at fair value through profit and loss. Therefore a change in interest rates at the reporting date would not affect profit and loss.

(d)	Currency risk exposures

(i)	Profile
Sales revenue and interest-bearing liabilities of the Group are mainly denominated in US dollars. Given the predominately Australian dollar cost base of the business and a functional currency of Australian dollars, these US dollar sales and interest-bearing liabilities create a foreign exchange exposure in terms of earnings and cash flow.

18 | Page

Notes to the consolidated financial statements

The Group’s exposure to USD foreign exchange risk at reporting date was as follows, based on notional amounts:

	2019	2018
	A$'000	A$'000

Cash and cash equivalents	43,169	31,055
Trade receivables	169,314	176,920
Interest bearing liabilities	(585,213)	(351,374)
Net statement of financial position exposure	(372,730)	(143,399)

The following significant AUD/USD exchange rates applied during the period:

	2019	2018

Reporting date spot	0.7006	0.7058
Average rate	0.6953	0.7476

(ii)	Fair value sensitivity analysis
A 10 percent strengthening/weakening of the AUD against the USD at 31 December would have increased/decreased profit and loss after tax by AUD$25.917 million (2018: increased/decreased by $10.720 million) and would have had no impact on other comprehensive income (2018: nil). This analysis assumes that all other variables remain constant.

(e)	Fair values
The fair values of financial assets and liabilities, together with the carrying amounts shown in the balance sheet, are as follows:

	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
	2019	2019	2018	2018
	$'000	$'000	$'000	$'000

Cash and cash equivalents	95,849	95,849	77,135	77,135
Trade and other receivables	174,764	174,764	184,773	184,773
Trade and other payables	(75,481)	(75,481)	(71,246)	(71,246)
Lease liabilities	(2,361)	(2,361)	(1,980)	(1,980)
Revolving corporate loan	(569,528)	(585,213)	(345,092)	(351,374)
	(376,757)	(392,442)	(156,410)	(162,692)

22	Commitments

(a)	Mining tenement expenditure commitments

	2019	2018
	A$’000	A$’000

Contracted but not provided for and payable:
Within one year	1,184	1,184
One year or later and no later than five years	4,736	4,985
Later than five years	2,853	4,063
	8,773	10,232

19 | Page

Notes to the consolidated financial statements

The Group has certain statutory obligations to undertake a minimum level of expenditure in order to maintain rights of tenure to its mining licenses. These obligations are expected to be fulfilled in the normal course of operations of the Group to avoid forfeiture of any tenement.

(b)	Capital expenditure commitments

	2019	2018
	A$’000	A$’000
Contracted but not provided for and payable:
Within one year	19,321	35,554
One year or later and no later than five years	-	-
	19,321	35,554

23	Group entities
Significant subsidiaries

		Country of	Ownership interest	Ownership interest
	Note	incorporation	2019	2018
			%	%

Windfield Finco Pty Ltd		Australia	100	100
Talison Lithium Pty Ltd		Australia	100	100
Talison Minerals Pty Ltd		Australia	100	100
Talison Services Pty Ltd		Australia	100	100
Talison Long Term Incentive Plan Trust	(i)	Australia	-	-
Talison Lithium Australia Pty Ltd		Australia	100	100
Talison Lithium (MCP) Pty Ltd		Australia	100	100
Talison Lithium (Canada) Inc		Canada	100	100
Inversiones SLI Chile Limitada		Chile	100	100

(i)	Although the Company does not hold any ownership interest in the Talison Long Term Incentive Plan Trust, it does have control over the trust in accordance with the trust deed.

24	Events occurring after the balance sheet date
The emergence of the Coronavirus disease (COVID‐19) during the first months of 2020 has had a significant impact on financial markets, with broader economic and social disruption now evident and anticipated to continue in the near‐term. The impact of COVID‐19 on the Group in future periods is currently uncertain.
As at the date of this report, US$107.1 million (A$174.2 million) of trade receivables are owed from Tianqi UK Limited and its related entities (Tianqi) of which US$73.5 million (A$119.6 million) is overdue an average of 49 days. No amounts were overdue as at 31 December 2019.
Tianqi has provided their intended payment dates for the overdue amounts to the Group. Based on discussions with Tianqi management and recent payments received in accordance with the nominated payment dates, the Group has a reasonable expectation the overdue amount of US$73.5 million (A$119.6 million) will be received within the next two months.
Should these overdue amounts from Tianqi not be received within the expected timeframe, the Group has a number of alternatives to achieve its cash flow forecasts and forecast debt covenant compliance. These include the cancellation of forecast dividend payments, deferral of capital expenditure, operational changes and selling product to other parties. The Group is confident these alternatives can be achieved, if required.
Aside from the above, there has not arisen in the interval between the end of the financial year and the date of this report any item, transaction or event of a material and unusual nature likely, in the opinion of the directors of the Company, to affect significantly the operations of the Group, the results of those operations, or the state of affairs of the Group, in future financial years.

25	Changes in accounting policies
The Group initially applied IFRS 16 Leases on 1 January 2019. A number of other new standards are also effective from 1 January 2019 but they do not have a material effect on the Group’s financial statements.

20 | Page

Notes to the consolidated financial statements

The Group applied IFRS 16 using the modified retrospective approach and there was no impact from initial application on retained earnings at 1 January 2019. Accordingly, the comparative information presented for the year ended 31 December 2018 is not restated i.e. it is presented as previously reported under IAS 17 and related interpretations. The details of the changes in accounting policies are disclosed below.

(i)	Definition of a lease
Previously, the Group determined at contract inception whether an arrangement was or contained a lease under IAS 17 and IFRIC 4 Determining whether an Arrangement contains a Lease. The Group now assesses whether a contract contains a lease based on the definition of a lease as explained in Note 26.
On transition to IFRS 16, the Group elected to apply the practical expedient to grandfather the assessment of which transactions are leases and apply the standard only to contracts that met the definition of a lease under IAS 17, including mining service contracts. Contracts that were not identified as leases under IAS 17 and IFRIC 4 were not reassessed for whether there was a lease under AABS 16. Therefore, the definition of a lease under IFRS 16 was applied only to contracts entered into or changed on or after 1 January 2019.

(ii)	As a lessee
As a lessee, the Group leases property. The Group previously classified these leases as operating leases based on its assessment of whether the lease transferred significantly all of the risks and rewards of ownership of the underlying asset to the Group. Under IFRS 16, the Group recognises right-of-use assets and lease liabilities for these assets i.e. these leases are on balance sheet.
At commencement or on modification of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease component on the basis of its relative stand-alone price.
However, for leases of property the Group has elected not to separate non-lease components and account for the lease and associated non-lease components as a single lease component.

(iii)	Leases classified as operating leases under IAS 17
Previously, the Group classified property leases as operating leases under IAS 17. On transition, for these leases, lease liabilities were measured at the present value of the remaining lease payments, discounted at the Group’s incremental borrowing rate as at 1 January 2019. Right-of-use assets are measured at an amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments.
The Group has tested its right-of-use assets for impairment on the date of transition and has concluded that there is no indication that the right-of-use assets are impaired.

(iv)	Leases classified as finance leases under IAS 17
The Group leases a number of items of vehicles and equipment. These leases were classified as finance leases under IAS 17. For these finance leases, the carrying amount of the right-of-use asset and lease liability at 1 January 2019 were determined at the carrying amount of the lease liability under IAS 17 immediately before that date.

(v)	Impact on financial statements
On transition to IFRS 16, the Group recognised right-of-use asset and liabilities in relation to property leases.

A$’000

As at 1 January 2019
Right-of-use assets	6,947
Lease liabilities	(6,947)

When measuring the lease liabilities for leases that were classified as operating leases, the Group discounted lease payments using its incremental borrowing rate as at 1 January 2019 of 4.12%.
Right of use assets are classified in property, plant and equipment in the statement of financial position with the corresponding lease liabilities classified as interest-bearing liabilities.

21 | Page

Notes to the consolidated financial statements

26	Significant Accounting Policies
The Group has consistently applied the following accounting policies to all periods presented in these consolidated financial statements.

(a)	Basis of consolidation

(i)	Business combinations
The Group accounts for business combinations using the acquisition method when control is transferred to the Group. The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. Any goodwill that arises is tested annually for impairment. Any gain on a bargain purchase is recognised in profit or loss immediately. Transaction costs are expensed as incurred, except if related to the issue of debt or equity securities.
The consideration transferred does not include amounts related to the settlement of pre-existing relationships. Such amounts are generally recognised in profit or loss.

(ii)	Subsidiaries
Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.

(iii)	Interests in equity-accounted investees
The Groups’ interest in equity accounted investees comprises an interest in a joint venture. A joint venture is an arrangement in which the Group has joint control and the Group has rights to the net assets of the arrangement, rather than rights to its assets and obligations for its liabilities. Jointly controlled entities are those entities over whose activities the Group has joint control, established by contractual agreement and requiring unanimous consent for strategic financial and operating decisions.
Investments in jointly controlled entities are accounted for under the equity method and are initially recognised at cost. The cost of the investment includes transaction costs.
The consolidated financial statements include the Group’s share of the profit or loss and other comprehensive income of equity accounted interests from the date joint control commences until the date that joint control ceases.

(iv)	Transactions eliminated on consolidation
Intra-group balances and transactions, and any unrealised gains and losses or income and expenses arising from intra-group transactions, are eliminated in preparing the consolidated financial statements. Unrealised gains arising from transactions with equity accounted investees are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealised losses are eliminated in the same way as unrealised gains, but only to the extent that there is no evidence of impairment.

(b)	Foreign currency

(i)	Foreign currency transactions and balances
Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement.

(ii)	Foreign operations
The assets and liabilities of foreign operations are translated to the functional currency at exchange rates at the reporting date. The income and expenses of foreign operations are translated to A$ at exchange rates at the dates of the transactions. Foreign currency differences are recognised in other comprehensive income and presented in the foreign currency translation reserve (translation reserve) in equity. When the settlement of a monetary item receivable from or payable to a foreign operation is neither planned nor likely in the foreseeable future, foreign exchange gains and losses arising from such a monetary item are considered to form part of a net investment in a foreign operation and are recognised in other comprehensive income, and are presented in the translation reserve in equity.

(c)	Revenue recognition
Revenue is measured at the fair value of the consideration received or receivable. Amounts disclosed as revenue are net of returns and trade allowances.
Amounts are recognised as sales revenue when the customer obtains control of the product, and:

22 | Page

Notes to the consolidated financial statements

•	the product is in a form suitable for delivery and no further processing is required by, or on behalf of, the Group;

•	the quantity, quality and selling price of the product can be determined with reasonable accuracy; and

•
the product has been despatched to the customer and is no longer under the physical control of the Group or the customer has formally acknowledged legal ownership of the product including all inherent risks, albeit that the product may be stored in facilities the Group controls.

(d)	Financial income and expense
The Group’s financial income and expense includes:

•	interest income;

•	interest expense;

•	the foreign currency gain or loss on financial assets and liabilities; and

•	unwind of discount of rehabilitation and restoration provision.
Interest income or expense is recognised in profit or loss using the effective interest method.

(e)	Income tax
Income tax expense comprises current and deferred tax. Income tax expense is recognised in profit or loss except to the extent that it relates to items recognised directly in equity, in which case it is recognised in equity.
Current tax comprises the expected tax payable or receivable on the taxable income or loss for the period and any adjustments to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date. Current tax assets and liabilities are offset only if certain criteria are met.
Deferred tax is recognised using the balance sheet method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognised for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognised for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to the temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.
Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realised simultaneously.
A deferred tax asset is recognised for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilised. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realised.
Tax consolidation
The Company and its wholly-owned Australian resident entities are part of a tax-consolidated group. As a consequence, all members of the tax-consolidated group are taxed as a single entity. The head entity within the tax-consolidated group is Windfield Holdings Pty Ltd.
Nature of tax funding arrangement and tax sharing agreements
The Company, in conjunction with other members of the tax-consolidated group, has entered into a tax funding arrangement which sets out the funding obligations of members of the tax-consolidated group in respect of tax amounts. The tax funding arrangements require payments to/ from the head entity equal to the current tax liability (asset) assumed by the head entity and any tax-loss deferred tax asset assumed by the head entity. The inter-entity payable (receivable) is at call.
Contributions to fund the current tax liabilities are payable as per the tax funding arrangement and reflect the timing of the head entity’s obligation to make payments for tax liabilities to the relevant tax authorities.
The Company, in conjunction with other members of the tax-consolidated group, has also entered into a tax sharing agreement. The tax sharing agreement provides for the determination of the allocation of income tax liabilities between the entities should

23 | Page

Notes to the consolidated financial statements

the head entity default on its tax payment obligations. No amounts have been recognised in the financial statements in respect of this agreement as payment of any amounts under the tax sharing agreement is considered remote.

(f)	Goods and services tax
Revenue, expenses and assets are recognised net of the amount of goods and services tax (“GST”), except where the amount of GST incurred is not recoverable from the taxation authority. In these circumstances, the GST is recognised as part of the cost of acquisition of the asset or as part of the expense.
Receivables and payables are stated with the amount of GST included. The net amount of GST recoverable from, or payable to, the Australian Taxation Office (“ATO”) is included as a current asset or liability in the balance sheet.
Cash flows are included in the statement of cash flows on a net basis.

(g)	Cash and cash equivalents
For cash flow statement presentation purposes, cash and cash equivalents includes cash on hand, deposits held at call with financial institutions and other short-term, highly liquid investments with original maturities of six months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

(h)	Inventories
Finished goods and work in progress inventories are valued at the lower of cost and net realisable value.
Costs represent weighted average cost and include direct costs and an appropriate portion of fixed and variable overhead expenditure, including depreciation and amortisation.
Net realisable value is the amount estimated to be obtained from the sale of the item of inventory in the normal course of business, less any anticipated costs to be incurred prior to its sale.
Consumable stores are valued at weighted average cost.
Obsolete or damaged inventories are valued at net realisable value. A regular and ongoing review is undertaken to establish the extent of surplus items, and a provision is made for any potential loss on their disposal.

(i)	Property, plant and equipment
Land is shown at historical cost and is not depreciated. All other property, plant and equipment are stated at historical cost, which includes capitalised borrowing costs, less depreciation. Historical cost includes expenditure that is directly attributable to the acquisition of the items.
Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.
Mine specific property, plant, machinery and equipment refers to plant, machinery and equipment for which the economic useful life cannot extend beyond the life of its host mine.
Depreciation is charged to the income statement on a straight-line basis over the estimated useful lives of each part of an item of non-mine specific property, plant and equipment. Mine specific plant, machinery and equipment are depreciated over the lesser of the life of the economically recoverable reserves (using the units of production method) and twenty years. Mining property and development assets are depreciated over the life of economically recoverable reserves. The estimated useful lives in the current period are as follows:

		Depreciation Percentage
• Mine specific property, plant, machinery and equipment	the shorter of the applicable mine or asset life to a maximum of twenty years	5.0%
• Mine property, development and deferred waste	the applicable mine life	2.0%
• Other non-mine specific plant and equipment	the asset life	15.0% to 37.5%

Each item’s economic life has due regard both to its own physical life limitations and to present assessments of economically recoverable reserves of the mine property at which the item is located, and to possible future variations in those assessments.

24 | Page

Notes to the consolidated financial statements

The reserves, life of mine and the remaining useful life of each class of asset are reassessed at regular intervals and the depreciation/amortisation rates adjusted accordingly.

(i)	Commercial production
Commercial production commences when the Group determines that assets are capable of being operated in a manner intended by management. Prior to commercial production, pre-production income and an equivalent amount of operating cost is recognised in the income statement and any incremental cost is capitalized to property, plant and equipment.

(j)	Intangible assets

(i)	Research and development
Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognised in profit or loss as incurred.
Development activities involve a plan or design for the production of new or substantially improved products and processes. Development expenditure is capitalised only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete development and to use or sell the asset. The expenditure capitalised includes the cost of materials, direct labour, overhead costs that are directly attributable to preparing the asset for its intended use, and capitalised borrowing costs. Other development expenditure is recognised in profit or loss as incurred.
Capitalised development expenditure is measured at cost less any accumulated amortisation and accumulated impairment losses.

(ii)	Subsequent expenditure
Subsequent expenditure is capitalised only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure is recognised in profit or loss as incurred.

(iii)	Amortisation
Amortisation is calculated to write off the cost of intangible assets less their estimated residual values using the straight-line method over their estimated useful lives and is recognised in profit or loss.
The estimated useful lives are as follows:

• Software	10 years
Amortisation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

(k)	Exploration and evaluation expenditure
Exploration and evaluation expenditure is accumulated separately for each area of interest in accordance with IFRS 6 Exploration and Evaluation of Mineral Resources. Such expenditure comprises net direct costs and an appropriate portion of related overhead expenditure.
Expenditure is carried forward when incurred in areas for which the Group has rights of tenure and where economic mineralisation is indicated, but activities have not yet reached a stage which permits a reasonable assessment of the existence or otherwise of economically recoverable reserves and active and significant operations in relation to the area are continuing. Each such project is regularly reviewed. If the project is abandoned or if it is considered unlikely the project will proceed to development, accumulated costs to that point are written off immediately.
Identifiable exploration assets acquired from another mining company are recognised as assets at their cost of acquisition, as determined by the requirements of IFRS 3 Business Combinations.
Projects are advanced to development status when it is expected that accumulated and future expenditure can be recouped through project development or sale.
All of the above expenditure is carried forward up to commencement of operations at which time it is amortised in accordance with the policy stated in Note 26(i).

(l)	Financial instruments

(i)	Non-derivative financial assets and liabilities – recognition and derecognition
The Group initially recognises loans and receivables and debt securities on the date when they are originated. All other financial assets and financial liabilities are recognised on the trade date.

25 | Page

Notes to the consolidated financial statements

The Group derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in transferred financial assets that is created or retained by the Group is recognised as a separate asset or liability.
Financial assets and liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Group has a legal right to offset the amounts and intends either to settle on a net basis or to realise the asset and settle the liability simultaneously.

(ii)	Non-derivative financial assets – measurement
Receivables
Receivables are financial assets with fixed or determinable payments that are not quoted in an active market. They arise when the Group provides money, goods or services directly to a debtor with no intention of selling the receivable. Such assets are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, receivables are measured at amortised cost using the effective interest method, less any impairment losses.

(iii)	Non-derivative financial liabilities – measurement
Non-derivative financial liabilities are recognised initially at fair value less any directly attributable transaction costs. Subsequent to initial recognition, these financial liabilities are measured at amortised cost using the effective interest rate method.

(m)	Share Capital
Ordinary shares
Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares are recognised as a deduction from equity, net of any tax effects.

(n)	Impairment

(i)	Financial assets
The carrying amounts of the Company’s financial assets measured at amortised cost are reviewed at each reporting date to determine whether a loss allowance should be recognised under the ‘expected credit loss’ model.

(ii)	Non-financial assets
The carrying amounts of the Company’s non-financial assets, other than inventories, exploration and evaluation assets and deferred tax assets, are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists then the asset’s recoverable amount is estimated.
The recoverable amount of an asset or cash-generating unit (“CGU”) is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit”). The Company’s corporate assets do not generate separate cash inflows. If there is an indication that a corporate asset may be impaired, then the recoverable amount is determined for the CGU to which the corporate asset belongs.
An impairment loss is recognised if the carrying amount of an asset or its CGU exceeds its recoverable amount. Impairment losses are recognised in profit or loss. Impairment losses recognised in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amounts of the other assets in the unit (group of units) on a pro rata basis.

(i)	Exploration and evaluation assets
Exploration and evaluation assets are tested for impairment when facts and circumstances suggest that the carrying amount of an exploration and evaluation asset may exceed its recoverable amount, for example:

•	The term of exploration licence in the specific area of interest has expired during the reporting period or will expire in the near future, and is not expected to be renewed;

•	Substantive expenditure on further exploration for and evaluation of mineral resources in the specific area are not budgeted nor planned;

26 | Page

Notes to the consolidated financial statements

•
Exploration for and evaluation of mineral resources in the specific area have not led to the discovery of commercially viable quantities of mineral resources and the decision was made to discontinue such activities in the specified area; or

•
Sufficient data exists to indicate that, although a development in the specific area is likely to proceed, the carrying amount of the exploration and evaluation assets is unlikely to be recovered in full from successful development or by sale.

Where a potential impairment is indicated, an assessment of recoverable amount is performed for each CGU which is no larger than the area of interest. The recoverable amount of a CGU is the greater of its value in use and its fair value less costs to sell. An impairment loss is recognised if the carrying amount of a CGU exceeds its recoverable amount. Impairment losses are recognised in profit or loss.

(o)	Provisions
A provision is recognised if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability.

(p)	Employee benefits

(i)	Short-term employee benefits
Short-term employee benefits are expensed as the related service is provided. Liabilities for wages and salaries, including non-monetary benefits and annual leave expected to be settled within 12 months of the reporting date, are recognised in current liabilities. A liability is recognised for the amount expected to be paid under a short-term incentive scheme if the Group has a present legal or constructive obligation to pay this amount as a result of past services provided by the employee, and the obligation can be estimated reliably.

(ii)	Long-term employee benefits
The liability for long service leave is recognised in the provision for employee benefits and measured as the present value of expected future payments to be made in respect of services provided by employees up to the reporting date. Consideration is given to expected future wage and salary levels, experience of employee departures and periods of service. Expected future payments are discounted using market yields at the reporting date on government bonds with terms to maturity that match, as closely as possible, the estimated future cash outflows. A liability is recognised for the amount expected to be paid under a long-term incentive scheme if the Group has a present legal or constructive obligation to pay this amount as a result of past services provided by the employee, and the obligation can be estimated reliably.

(iii)	Defined contribution plans
A defined contribution plan is a post-employment benefit plan under which an entity pays contributions into a separate entity and will have no legal or constructive obligation to pay future amounts. Obligations for contributions to defined contribution plans are recognised as an employee benefit expense in profit or loss in the periods during which services are rendered by the employees.

(q)	Rehabilitation and mine closure costs
The Group has obligations to dismantle, remove, restore and rehabilitate certain items of property, plant and equipment.
Under IAS 16 Property, Plant and Equipment, the cost of an asset must include any estimated costs of dismantling and removing the asset and restoring the site on which it is located. The capitalised rehabilitation and mine closure costs are depreciated (along with the other costs included in the asset) over the asset’s useful life. The depreciation expense is included in the cost of sales of goods.
IAS 37 Provisions, Contingent Liabilities and Contingent Assets requires a provision to be raised for the present value of the estimated cost of settling the rehabilitation and restoration obligations existing at balance date. Those costs that relate to rehabilitation and restoration obligations arising from the production process are recognised in production costs. The estimated costs are discounted using a pre-tax discount rate that reflects the time value of money. The discount rate must not reflect risks for which future cash flow estimates have been adjusted.
As the value of the provision represents the discounted value of the present obligation to restore, dismantle and rehabilitate, the increase in the provision due to the passage of time is recognised within borrowing costs. This borrowing cost is excluded from the cost of sales of goods.

27 | Page

Notes to the consolidated financial statements

Estimates are required to determine the level of undiscounted rehabilitation and closure costs for the Group. In addition, an estimate of the life of mine is required to determine the period over which the undiscounted costs are required to be discounted. The life of mine has been estimated to be approximately 21 years as at 31 December 2019 based on the estimate of mineable reserves updated as at 31 March 2018, an estimate of ore inventory that exists separate from mineable reserves and the anticipated rate of production. This is the period over which the rehabilitation and closure provision is discounted. The life of mine is subject to change should the mineable reserves, ore inventory and the anticipated rate of production change in the future.

(r)	Deferred waste mining costs
In accordance with IFRIC 20, expenditure incurred to remove overburden or waste material in an open pit mine, that is mined in a period at a rate that is in excess of the life of mine strip ratio for the particular open pit is recognised as a non-current asset within Property, Plant and Equipment where the following criteria are met:

•	it is probable that the future economic benefit (improved access to the ore body) associated with the stripping activity will flow to the entity;

•	the Group can identify the component of the ore body for which access has been improved; and

•	the costs relating to the stripping activity associated with that component can be measured reliably.
The deferred waste mining costs are amortised in accordance with the policy stated in Note 26(i). Changes in estimates of average life of mine strip ratios are accounted for prospectively. For the purpose of assessing impairment, deferred waste mining is grouped with other assets of the relevant cash generating unit.

(s)	Leases
The Group has applied IFRS 16 using the modified retrospective approach and therefore the comparative information has not been restated and continues to be reported under IAS 17 and IFRIC 4. The details of accounting policies under IAS 17 and IFRIC 4 are disclosed separately.
Policy applicable from 1 January 2019
At inception of a contract, the Group determines whether the arrangement is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Group uses the definition of a lease in IFRS 16.
This policy is applied to contracts entered into on or after 1 January 2019.

i)	As a lessee
At inception or on reassessment of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease component on the basis of its relative stand-alone prices. However, for the leases of property the Group has elected not to separate non-lease components and account for the lease and non-lease components as a single lease component.
The Group recognises a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.
The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.
The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. Generally, the Group uses its incremental borrowing rate as the discount rate. The Group determines its incremental borrowing rate by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and type of the asset leased.
Lease payments included in the measurement of the lease liability comprise the following:

•	Fixed payments, including in-substance fixed payments;

28 | Page

Notes to the consolidated financial statements

•	Variable lease payments that depend on an index or a rate, initially measured using the index or rate at the commencement date;

•	Amounts expected to be payable under a residual value guarantee; and

•
The exercise price under a purchase option that the Group is reasonably certain to exercise, lease payments in an optional renewal period if the Group is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Group is reasonably certain not to terminate early.

The lease liability is measured at amortised cost using the effective interest method. It is remeasured when there is a change in the future lease payments arising from a change in an index or rate, if there is a change in the Group’s estimate of the amount expected to be payable under a residual value guarantee, if the Group changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment.
When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.
The Group presents right-of-use assets that do not meet the definition of investment property in ‘property, plant and equipment’ and lease liabilities in ‘loans and borrowings’ in the statement of financial position.

(ii)	Short-term leases and leases of low-value assets
The Group has elected not to recognise right-of-use assets and lease liabilities for leases of low-value assets and short-term leases, including IT equipment. The Group recognises the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

(t)	Maintenance and repairs
Certain items of plant used in the primary extraction, separation and secondary processing of the extracted minerals are subject to major overhaul on a cyclical basis. Costs incurred during such overhauls are characterised as either in the nature of capital or in the nature of repairs and maintenance. Work performed may involve:

i)	the replacement of a discrete sub-component asset, in which case an asset addition is recognised and the book value of the replaced item is written off; and

ii)	demonstrably extending the useful life or functionality of an existing asset, in which case the relevant cost is added to the capitalised cost of the asset in question.
Costs incurred during a major cyclical overhaul which do not constitute (i) or (ii) above, are written off as repairs and maintenance as incurred. Costs qualifying for capitalisation under (i) or (ii) above are subsequently depreciated in accordance with Note 26(i). General repairs and maintenance which are not characterised as part of a major cyclical overhaul are expensed as incurred.

(u)	Deferred income
The Group recognises deferred income in the statement of financial position in relation to contracts where the Group has provided consideration in return for future income. The deferred income is released to the income statement over time as the income is earned.

(v)	Rounding of amounts
The Group is of a kind referred to in instrument 2017/191 issued by ASIC in accordance with that instrument, all financial information presented in Australian dollars has been rounded off to the nearest thousand dollars, unless otherwise stated.

(w)	New standards and interpretations not yet adopted
A number of new standards, amendments to standards and interpretations are effective for periods beginning after 1 January 2020 and have not been early adopted in preparing these consolidated financial statements. None of these are expected to have a significant effect on the consolidated financial statements of the Group.

27	Critical accounting estimates and judgements
Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.
The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are the same as those applied by the Group in its consolidated financial statements as at and for the year ended 31 December 2019.

29 | Page

Notes to the consolidated financial statements

(a)	Deferred waste mining costs
As set out in Note 26(r), the Group capitalises the costs associated with the removal of waste rock using a life of mine waste-to-ore strip ratio. Costs of mining of waste rock, in excess of the life of mine waste-to-ore strip ratio, are accumulated and classified as property, plant and equipment. Significant judgement is required in determining the life of mine strip ratio. Factors that will affect this ratio include future changes in pit design, cost structures, product price changes and grade recoveries against modelled grades. When these factors change or become known in the future, such differences will impact the deferred stripping costs in property, plant and equipment in the period in which they change or become known.

(b)	Rehabilitation and mine closure provisions
As set out in Note 26(q), these provisions represent the discounted value of the present obligation to restore, dismantle and rehabilitate certain items of property, plant and equipment. The discounted value reflects a combination of the Group's assessment of the cost of performing the work required, the timing of the cash flows and the discount rate. A change in any, or a combination, of the three key assumptions used to determine the provisions could have a material impact to the carrying value of the provision.
In the case of provisions for assets which remain in use, adjustments to the carrying value of the provision are offset by a change in the carrying value of the related asset. Where the provisions are for assets no longer in use or for obligations arising from the production process, the adjustment is reflected directly in the Consolidated Statement of Profit or Loss.

(c)	Reserves and resources
Reserves are estimates of the amount of mineral product that can be economically extracted from the Group’s properties. In order to calculate reserves, estimates and assumptions are required about a range of geological, technical and economic factors, including quantities, grades, production techniques, recovery rates, production costs, future capital requirements, short and long term commodity prices and exchange rates.
Estimating the quantity and/or grade of reserves requires the size, shape and depth of ore bodies to be determined by analysing geological data. This process may require complex and difficult geological judgements and calculations to interpret the data.
The Group determines and reports ore reserves under the Australian Code for Reporting of Mineral Resource and Ore Reserves December 2012, known as the JORC Code. The JORC Code requires the use of reasonable investment assumptions to calculate reserves. Due to the fact that economic assumptions used to estimate reserves change from period to period, and geological data is generated during the course of operations, estimates of reserves may change from period to period. Changes in reported reserves may affect the Group’s financial results and financial position in a number of ways, including:

▪	Asset carrying values may be impacted due to changes in estimated future cash flows.

▪	Depreciation and amortisation charged in the income statement may change where such charges are calculated using the units of production basis.

▪	Decommissioning, site restoration and environmental provisions may change where changes in estimated reserves alter expectations about the timing or cost of these activities.
Depreciation and amortisation of mining assets is prospectively adjusted, based on these changes.

30 | Page

Directors' declaration
In the opinion of the directors of Windfield Holdings Pty Ltd (‘the Company’):

(a)	the consolidated financial statements and notes set out on pages 2 to 30 hereof:

(i)
give a true and fair view of the Group’s financial position as at 31 December 2019 and of its performance for the year ended on that date in accordance with the statement of compliance and basis of preparation described in Note 2;

(ii)	comply with International Financial Reporting Standards; and

(iii)	are not prepared for statutory reporting purposes.

(b)	there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable.

Signed in accordance with a resolution of the directors:

/s/ VIVIAN WU
Vivian Wu
Director
Perth
Dated:     9 April 2020

Independent Auditors’ Report

The Board of Directors Windfield Holdings Pty Ltd

We have audited the accompanying consolidated financial statements of Windfield Holdings Pty Ltd and its subsidiaries, which comprise the consolidated statements of financial position as of December 31, 2019 and 2018, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and consolidated cash flow statements for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Windfield Holdings Pty Ltd and its subsidiaries as of December 31, 2019 and 2018, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG

KPMG

Perth, Australia 9 April 2020

KPMG, an Australian partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.
Liability limited by a scheme approved under Professional Standards Legislation.